FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207340-01

----- Original Message -----
From: [REDACTED]
At: 22-May-2017 17:05:54

* REFLECTS UPDATED EXPECTED RATINGS FOR THE * * CLASS A-S AND CLASS B CERTIFICATES *

NEW ISSUE CMBS: $846.304mm UBS Commerical Mortgage Sec Corp 2017-C1
CO-LEAD MANAGERS & BOOKRUNNERS: UBS Securities LLC, Wells Fargo Securities and
Societe Generale
CO-MANAGER: Natixis, Academy Securities and CIBC World Markets

PUBLICLY OFFERED CERTIFICATES *REFLECTS UPDATED EXPECTED RATINGS FOR THE CLASS A-S AND CLASS B CERTIFICATES*

					PRIN	NOI
CLASS	Moody's/Fitch/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%
A-1	Aaa(sf)/AAAsf/AAA(sf)	$40.505	2.63	30.000%	1-56	17.0%	40.2%
A-2	Aaa(sf)/AAAsf/AAA(sf)	$46.665	4.78	30.000%	56-58	17.0%	40.2%
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$52.548	6.95	30.000%	58-106	17.0%	40.2%
A-3	Aaa(sf)/AAAsf/AAA(sf)	$235.000	9.66	30.000%	106-118	17.0%	40.2%
A-4	Aaa(sf)/AAAsf/AAA(sf)	$296.571	9.86	30.000%	118-119	17.0%	40.2%
A-S	Aa2(sf)/AAAsf/AAA(sf)	$95.899	9.93	20.000%	119-119	14.9%	45.9%
B	A2(sf)/AA-sf/AA(sf)	$45.551	9.93	15.250%	119-119	14.0%	48.6%
C	NR/A-sf/A(sf)	$33.565	9.99	11.750%	119-120	13.5%	50.7%

POOL BALANCE:	$958,985,038
NUMBER OF LOANS/PROPERTIES:	67/134
WA MORTGAGE INT. RATE:	4.8579%
WA CUT-OFF LTV:	57.4%
WA UW NCF DSCR:	1.91x
WA UW NOI DEBT YLD:	11.9%
WA ORIG TERM TO MATURITY:	117
WA ORIG AMORTIZING TERM:	352
TEN LARGEST LOANS:	37.8%
LOAN SELLERS:	UBS(32.5%), RMF(15.5%), NXS(14.5%), WF(14.3%), SG(11.8%), CIBC(11.4%)
TOP 5 STATES:	CA(28.5%), TX(9.9%), NY(7.9%), MO(7.4%), MI(6.1%)
TOP 5 PROPERTY TYPES:	RT(26.4%), OF(23.1%), HT(17.2%), MF(13.4%), IN(9.9%)
AMORTIZATION TYPE:	Amortization through Maturity Date (43.7%), Interest Only through Maturity Date (29.0%), Interest Only followed by Amortization through Maturity Date (27.4%)
MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	CWCapital Asset Management LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
OPERATING ADVISOR:	Pentalpha Surveillance LLC
RISK RETENTION:	An eligible horizontal residual interest equal to at least 5% of fair market value will be retained by NRFC Income Opportunity Securities Holdings, LLC or an affiliate thereof

Roadshow Schedule:
>Monday, May 22nd
New York:	8:00am+ 1:1 calls/meetings available
3:00pm+ Unavailable
>Tuesday, May 23rd
Cincinnati:	8:00am Meeting available
10:30am Unavailable
New York:	9:00am Unavailable
10:30am Unavailable
12:00pm+ 1:1 calls/meetings available
Columbus:	1:30pm Unavailable
3:00pm Unavailable
INVESTOR GROUP CALL:	Available via the following link:
wwww.netroadshow.com/nrs/wp/default.html?show=8121fc
EXPECTED PRICING:	Week of May 30th
EXPECTED SETTLEMENT:	On or about 6/12/17
PRESALES:	Available on rating agency websites Monday-Tuesday
THIRD PARTY PASSWORDS:	By end of day 5/22/17
ATTACHED:	Term Sheet; Preliminary Prospectus (Red); Annex A-1

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The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-177354) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates may not be suitable for all investors. Investors are urged to read any more complete free writing prospectuses prior to making an investment decision and, following availability thereof, the prospectus supplement, relating to the offered certificates because they contain important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of offered certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the offered certificates are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation between us, if the offered certificates themselves, or the particular class to which the contract relates, are not issued. Because the offered certificates are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities between the date of pricing and the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC, Barclays Capital Inc. and the other underwriters and their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.